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                                                                       Exhibit 4



                                FIRST AMENDMENT
                                       TO
                   CELERON CORPORATION EMPLOYEE SAVINGS PLAN
                         (January 1, 1997 Restatement)


         The Celeron Corporation Employee Savings Plan (the "Plan"), originally established effective as of April 1, 1985, amended and restated most recently as of January 1, 1997, is hereby further amended by the addition of a new Article XXII of the Plan to provide as follows.

                                  ARTICLE XXII

             MERGER OF PLAN INTO THE GOODYEAR TIRE & RUBBER COMPANY
                  EMPLOYEE SAVINGS PLAN FOR SALARIED EMPLOYEES


22.1     MERGER OF PLANS.

         Effective as of the close of business on December 31, 1999, the Plan is hereby merged into and made a part of the The Goodyear Tire
         & Rubber Company Savings Plan for Salaried Employees (the "Salaried Savings Plan"), and the trust is hereby merged into and made a part of the trust maintained in connection with the Salaried Savings Plan. Effective January 1, 2000, the provisions of the Salaried Savings Plan and the related trust shall govern with respect to the interests of the Participants and Former Participants in the Plan.

22.2     TRANSFER OF ASSETS.

         As soon as possible on or after January 1, 2000, the Trustee shall transfer all the assets held under the Plan to the trustee of the trust maintained in connection with the Salaried Savings Plan, such assets to be held, administered, and disposed of by the trustee of the trust maintained in connection with the Salaried Savings Plan under the terms, conditions, and provisions of the Salaried Savings Plan and its related trust.

22.3     DISPOSITION OF ACCOUNTS.

         As soon as possible after the assets held under the Plan are transferred to the trust maintained in connection with the Salaried Savings Plan in accordance with Section 22.2, the account and sub-accounts of each person under the Plan shall be closed.
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22.4     EFFECTS OF MERGER.

         Notwithstanding any other provisions of the Plan to the contrary, the sole provisions of the Plan and Trust which continue to have any effect on and after January 1, 2000, shall be the provisions of this Article XXII, except to the extent that any other provisions are specifically given effect under the Salaried Savings Plan or its related trust. The Plan and Trust shall not be deemed terminated or discontinued by reason of the merger of the Plan into the Salaried Savings Plan, the merger of the Trust into the trust maintained in connection with the Salaried Savings Plan, or otherwise by the operation of this Article XXII.


                                      *      *      *

         EXECUTED at Akron, Ohio, this 21st day of December, 1999.


                                       CELERON CORPORATION



                                       By: /s/ Stephanie W. Bergeron
                                          -----------------------------------
                                               Vice President, Treasurer,
                                               and Assistant Comptroller

Attest:


/s/ P. A. Kemph
------------------------------
    Assistant Secretary







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